Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-240048; No. 333-256899; No. 333-262869; No. 333-269204) and Form S-3 (No. 333-258804) of Poseida Therapeutics, Inc. of our report dated March 9, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Irvine, California
March 9, 2023